UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 26, 2005

Date of Report (Date of earliest event reported)

THREE-FIVE SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-04373	86-0654102

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 N. DESERT DRIVE
TEMPE, ARIZONA
85281

(Address of Principal Executive Offices) (Zip Code)

(602) 389-8600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

     On May 24, 2005, the Company received notice from the NYSE that the Company has fallen below the continued listing requirement in Section 802.01B of the NYSE Listed Company Manual, which requires that the Company maintain an average market capitalization of not less than $50 million over a 30-trading-day period and stockholders’ equity of not less than $50 million. The Company had previously received a notice on April 26, 2005, that the Company was not in compliance with NYSE’s minimum average closing price listing requirement in Section 802.01A of the NYSE Listed Company Manual, and that the Company must bring its share price and average share price back above $1.00 by October 25, 2006. As of May 24, 2005, the Company still was not in compliance with the minimum average closing price listing requirement.

     The NYSE has requested that the Company submit business plan materials to the NYSE by May 31, 2005 that demonstrate how the Company will achieve compliance with the NYSE listing requirements within the next 18 months. The NYSE will then make a determination regarding the Company’s continued listing. If the NYSE determines to suspend trading and delist the Company’s stock after its review, the NYSE will provide written notice to the Company. The Company is currently evaluating whether it will submit a plan to the NYSE and the Company’s options with respect to its potential delisting from the NYSE.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THREE-FIVE SYSTEMS, INC.
Date: May 27, 2005	By:	/s/ Jack L. Saltich
Jack L. Saltich
President and Chief Executive Officer

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